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                                                                    Exhibit 3(3)

                                   EXHIBIT A-1
                                STATEMENT OF WORK
                      TO THE DEVELOPMENT AGREEMENT BETWEEN
   DYNAMIC DIGITAL DEPTH RESEARCH PTY. LTD. AND GENERAL INSTRUMENT CORPORATION
                              PROJECT: ALPHA PHASE


Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as XXXXX. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.


         This Statement of Work ("SOW") dated the     day of June, 1999 (the
"Effective Date") is hereby incorporated in its entirety into that certain Development Agreement between Dynamic Digital Depth Research Pty. Ltd. ("DDD") and General Instrument Corporation ("GI") (the "Agreement"). GI and DDD are hereinafter sometimes referred to individually as a "Party" and collectively as the "Parties."

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein, and intending to be legally bound, DDD and GI hereby agree as follows:

1.0 CONFLICTS/TERMS The terms and conditions of this SOW are subject to and governed by the terms and conditions of the Agreement. In the event of a conflict between any term of this Statement of Work and the Agreement, the terms of this Statement of Work shall control. Capitalized terms shall have the meanings identified in the Agreement unless otherwise defined in this SOW.

         1.a:    PROJECT ALPHA PHASE: SOW covers the initial prototype phase of this project which includes the initial port of DDD product ("Product") xxxxx version of GI's advanced digital platform. This SOW does not xxxxxx on the Platform. 1b: PLATFORM: Platform refers to the prototype of GI's advanced digital platform code named xxxx consisting of an xxxxx board with xxxxxx graphics xxxx card xxxxx or a substitute equivalent platform which, in combination, emulates the computing capability of GI's advanced digital platform. xxx is an xxx platform not currently supporting xxxx. As used in this SOW, Platform refers only to the xxxx device and does not include any other components of the GI digital system.

2.0      TECHNICAL SERVICES

GI will provide to DDD the following Technical Services in furtherance of the Parties' mutual objectives for integrating the Products with the Platform, subject to GI's engineering schedules, documentation release schedules, and Firmware release dates in connection with the Alpha Phase prototype on the Platform.

2.1 DOCUMENTATION. All documentation in the possession of GI relevant, necessary or useful to the development of Products on the Platform specified above, including digital terminal API documentation, interface documents, release notes on terminal and Head-end equipment, operations manuals, and any other documented information in support of third party development. If published documentation does not exist, GI will provide, as and when available, support/information regarding such requirements whether in published documentation, non-published format or verbal.

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2.2      TRAINING. In the event that this SOW continues beyond the Alpha phase pre-scheduled training at GI's facilities will be offered on an annual basis on commercially available GI digital terminals and Head-end equipment. GI will provide training updates as new Head-ends and Digital Set-top terminals are released to market. The number of DDD employees scheduled for specific GI training will be limited by class sizes and availability.

2.3 TECHNICAL SUPPORT. Priority technical support to DDD which includes unlimited access to GI's developer support center during normal business hours M-F 9 a.m. - 5 p.m. EST, that will provide all technical support to phone and/or email requests for functional and technical, including access to FAQ web site for support issues when available, access to test scripts, application scripts and debuggers necessary for development process and support/guidance in their use, support and information related to developer Firmware releases and their use, priority response to logged problems, bug reports, and other issues reported by DDD to support center. GI will provide unlimited access on a pre-scheduled basis to GI's development lab for training DDD personnel during Alpha Phase development efforts.

2.4 FIRMWARE RELEASES. Access to all commercially deployed GI Firmware releases and Firmware upgrades on all Platforms necessary/applicable to the integration of DDD's Products in Alpha phase, to be used solely for the purpose of integration. Priority support will also include early release GI Firmware and Firmware upgrades scheduled in support of DDD's development support for development purposes. Firmware releases and information on scheduled release dates provided to DDD hereunder are based on GI schedules and subject to change based on GI engineering schedules. GI will keep DDD informed as to the latest scheduled releases of Firmware and Firmware upgrades. GI shall use reasonable commercial efforts to provide DDD with the earliest possible releases of Firmware relevant to DDD software development efforts.

2.5 DESIGN SUPPORT. (Not applicable in Alpha Phase) Application and system design assistance for Products on the Platforms. DDD will receive priority access to GI System Engineering personnel for pre-scheduled engineering consultations by senior GI engineering personnel as reasonably requested by DDD on a quarterly basis. DDD may submit consultation agenda topics to facilitate said consultations. Consultation information exchange will include all relevant digital terminal, digital equipment and digital system information appropriate for the successful implementation of DDD software on Platforms, currently available development firmware, and production schedule information and currently scheduled design features, limitations, planned modifications, upgrades, and future design plans for Platforms. DDD also agrees to provide full disclosure of its Product development plans applicable to the GI Platforms in order for mutual exchange of relevant developmental information.

2.6 APPLICATION TESTING AND INTEGRATION. (not applicable in Alpha Phase) Testing and integration support for Products based on test plans mutually developed by GI and DDD to validate Product interoperability on Platforms. Full lab facilities will be made available to DDD on a pre-scheduled basis throughout scheduled testing projects, including support of DDD's testing and integration of Products and Product features and providing resources, for the first Platform launch as necessary and identified in test plans. When included in test plans, Product testing may also include testing of third



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party equipment, third party applications. Support for any official testing program developed by GI during the Term, will be included in the Services. This Agreement specifically excludes the testing by GI personnel of DDD application services against specific cable operator system configurations, testing of applications at cable customer sites or Y2K testing

2.7 LAUNCH SUPPORT. (Not applicable in Alpha Phase) Launch support for Products at customer site trials of Products. Customer site and scope of work must be mutually agreed upon by both Parties. Support for Product launch at customers' sites will include technical support, integration support, field support, joint site survey, site management, field engineering support, priority equipment support, and trouble shooting of GI's digital system. Proposed launch support services must be deemed by GI to be reasonable and achievable based on GI current and projected development, engineering, and production schedules. DDD can request additional services for which GI will prepare a proposal for additional services on a time and material basis, which if accepted by DDD, will form the basis of an additional SOW.

3.0      EQUIPMENT

3.1      EQUIPMENT DESCRIPTION.

GI will provide DDD with the following GI equipment as required during the Term:

         Maximum of xxx standard configured Platforms for development purposes. DDD can request additional quantities and types of equipment that, if agreed upon by GI, will be provided at xxxx based on GI's then current rates for developers. Delivery of all equipment will be based on commercial and in-stock availability with developer units being provided as needed

IN WITNESS WHEREOF, the Parties have caused this Statement of Work to be executed by their duly authorized representatives.


DYNAMIC DIGITAL DEPTH                      GENERAL INSTRUMENT CORPORATION
RESEARCH PTY. LTD.

By:                                        By:
   ---------------------------------         -----------------------------

Name:                                      Name:
     -------------------------------            ---------------------------

Title:                                     Title:
      ------------------------------             --------------------------



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